Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-208805 and 333-63664) pertaining to the CVS Health Future Fund 401(k) Plan of CVS Health Corporation of our report dated June 24, 2021, with respect to the financial statements and schedule of the CVS Health Future Fund 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 24, 2021